                                                                       Exhibit C
                                 Louis Marx, Jr.
                               667 Madison Avenue
                            New York, New York 10021


                                                                 July 22, 1996


Richard A. Altomare
20 South Terminal Drive
Plainview, New York 11803

Dear Mr. Altomare:

                  This letter agreement (this "Agreement") will confirm the mutual agreement between Louis Marx, Jr. ("Seller") and Richard A. Altomare ("Purchaser") concerning the sale by Seller to Purchaser of all of Seller's right, title and interest in and to (i) 4,545,455 shares (the "Shares") of the Class A Common Stock, par value $.005 per share ("Common Stock"), of Packaging Plus Services, Inc., a Nevada corporation ("Packaging Plus"), (ii) that certain $1,500,000.00 principal amount 12% Convertible Note Due May 10, 1998 made by Packaging Plus on May 10, 1996 in favor of Charles Elsener and subsequently transferred and assigned to Seller (the "Convertible Note"), and (iii) that certain Common Stock Purchase Warrant dated May 10, 1996, issued by Packaging Plus to Charles Elsener and subsequently transferred and assigned to Seller entitling the holder thereof to purchase 500,000 shares of Common Stock (the "Warrant"; and together with the Shares and the Convertible Note, the "Property"). Pursuant to the terms and conditions of this Agreement, Seller and Purchaser hereby mutually agree as follows:

                  1. Sale. Effective the date hereof, Seller hereby sells, transfers, assigns and conveys to Purchaser and Purchaser hereby purchases from Seller without recourse all of Seller's right, title and interest in and to the Property for the consideration set forth in Paragraph 2 of this Agreement.

                  2. Consideration. The aggregate purchase price for the Property is $2,034,521.00, of which $500,000.00 is attributable to the purchase of the Shares, $1,529,521.00 is attributable to the purchase of the Convertible Note and $5,000.00 is attributable to the purchase of the Warrant. Simultaneously with the execution of this Agreement, Purchaser is delivering to Seller Purchaser's Promissory Note in the principal amount of $2,034,521.00 (the "Note").

                  3. Transfer of Beneficial and Record Ownership. Promptly following the execution hereof by Purchaser, Seller will deliver to Purchaser any stock certificates and other instruments in Seller's possession representing the Property, accompanied by duly executed instruments of transfer. The Purchaser shall assume all of the benefits and burdens of ownership of the Property upon the execution of this Agreement on the date hereof, and Seller agrees to deliver to Purchaser all dividends, distributions, interest and other proceeds or amounts received by Seller from and after the date hereof in respect of the Property. Seller hereby renounces any rights which Seller may have had to nominate directors of Packaging Plus or to consent to any action by Packaging Plus.

                  4. Conversion of Convertible Note. Purchaser hereby covenants and agrees that not later than five (5) business days following the date hereof he will convert the Convertible Note into shares of Common Stock in accordance with the terms of the Convertible Note.

                  5. Representations and Warranties of Seller. Seller represents and warrants that Seller is transferring the Property to Purchaser free and clear of all security interests, liens, charges and encumbrances created by Seller.

                  6. Representations and Warranties of Purchaser. Purchaser represents and warrants that:

                  (a) Purchaser is a sophisticated investor, highly skilled in financial matters, and as President and Chief Executive Officer and a director of Packaging Plus, is fully familiar with the business and affairs of Packaging Plus. In addition, Purchaser has made such inquiry and has obtained such information as he has requested or deemed appropriate concerning the Shares and Packaging Plus. Purchaser acknowledges that his decision to proceed with this transaction is based upon his own analysis of the situation and that, except as expressly set forth in paragraph 5 hereof, no representations or warranties whatsoever (including without limitation as to the value of the Property) have been made to Purchaser concerning Packaging Plus or the Property by Seller or by any other person; and

                  (b) Purchaser is acquiring the Property solely for purposes of investment and not with a view to resale or distribution. Purchaser recognizes that none of the Property (nor any shares of Common Stock issuable upon conversion of the Convertible Note or upon exercise of the Warrant) has been registered under the Securities Act of 1933, as amended (the "Securities Act"), and agrees that he will not transfer any of the Property or such shares of Common Stock in the absence of such registration unless such contemplated transfer is exempt from the requirement of such registration and Packaging Plus has received a written opinion of counsel satisfactory in form and substance to Packaging Plus to the effect that the proposed transfer is exempt from registration under the Securities Act. Purchaser agrees that any certificates representing the Property or such shares of Packaging Plus Common Stock shall bear on the face thereof a legend reflecting the foregoing restrictions.

                  7. Voting. From and after the date hereof, Seller shall exercise any voting or other rights that Seller may have with respect to the Property only as directed by Purchaser and, upon Purchaser's request Seller shall execute and deliver to Purchaser an irrevocable proxy, in substantially the form of

Exhibit A hereto, with respect to the Property to the extent there exists voting or other similar rights with respect thereto.

                  8. Other Documents. Each party hereto shall at any time, and from time to time, upon the written request of the other party hereto, execute and deliver such further documents, including any required consents or similar instruments, and things as the other party hereto may reasonably request in order to effect the purposes of this Agreement, subject, however, to the terms of, and Seller's rights under, the Note.

                  9. Notices. All notices and other communications shall be in writing and shall be delivered or mailed by first class mail, registered or certified, postage prepaid, addressed to the respective party at his address as set forth on the first page of this Agreement.

                  10. Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by Seller and Purchaser.

                  11. Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning hereof.

                  12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New

York applicable to contracts entered into and to be performed entirely within such State.

                  13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

                  If this Agreement meets with your understanding of our mutual agreement, would you please so indicate by signing a copy hereof and returning it to me.


                                                 Very truly yours,



                                                 /s/ Louis Marx, Jr.
                                                 --------------------
                                                     Louis Marx, Jr.


ACCEPTED AND AGREED:


By: /s/ Richard A. Altomare
        --------------------
        Richard A. Altomare


                  Packaging Plus Services, Inc. hereby consents to (i) the sale and transfer of the Shares from Stanley R. Rawn, Jr., as Trustee of the Trust FBO Louis Marx, Jr. U/A Dtd. 4/11/32, to Louis Marx, Jr., (ii) the sale and transfer of the Convertible Note and the Warrant from Charles Elsener to Louis Marx, Jr., (iii) the transactions contemplated by this Letter Agreement.

                                            PACKAGING PLUS SERVICES, INC.


                                            By: /s/ Richard A. Altomare
                                                ------------------------
                                                    Richard A. Altomare
                                                    President

                                                                      EXHIBIT A


                                IRREVOCABLE PROXY

                  The undersigned hereby grants to Richard A. Altomare an irrevocable proxy pursuant to vote, or to execute and deliver written consents, or otherwise act with respect to [insert number of shares] shares of the Class A Common Stock, par value $.005 per share, of Packaging Plus Services, Inc., a Nevada corporation (the "Corporation"), registered in the name of the undersigned as to which the undersigned is transferring to Richard A. Altomare beneficial ownership pursuant to that certain letter agreement of even date herewith by and between the undersigned and Richard A. Altomare (the "Letter Agreement"), as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of shareholders of a Delaware corporation. The undersigned hereby affirms that this proxy is given pursuant to the Letter Agreement and as such is coupled with an interest and is irrevocable.

Dated this ____ day of ____________, _____.



                                                       ------------------------
                                                       Louis Marx, Jr.